Exhibit 99.3

745 Seventh Avenue New York, NY 10019 United States

December 19, 2025

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated October 29, 2025, to the Board of Directors of Terex Corporation (the “Company”), as an Annex to the joint proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of the Company, as filed by the Company on December 19, 2025 (the “Registration Statement”), relating to the proposed merger of the Company and REV Group, Inc. and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary – Opinion of Terex’s Financial Advisor,” “The Mergers – Background of the Mergers,” “The Mergers – Terex’s Reasons for the Mergers; Recommendation of the Terex Board,” “The Mergers – Opinion of Terex’s Financial Advisor,” and “The Mergers – Terex Unaudited Prospective Financial Information.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/s/ Larry Hamdan
Name:	Larry Hamdan
Title:	Managing Director